Exhibit 99.1

 Intel Fourth-Quarter Revenue of $8.74 Billion at Record Level; Fourth-Quarter
  Earnings Per Share $0.33; EPS Includes $0.09 Goodwill Impairment Charge and
                       $0.09 Tax Benefit on Divestitures

    SANTA CLARA, Calif.--(BUSINESS WIRE)--Jan. 14, 2004--Intel Corporation today announced fourth-quarter revenue of $8.74 billion, up 12 percent sequentially and up 22 percent year-over-year. Fourth-quarter revenue was slightly higher than the previous record of $8.73 billion set in the third quarter of 2000.
    Fourth-quarter net income was $2.2 billion, up 31 percent sequentially and up 107 percent year-over-year. Earnings per share were $0.33, up 32 percent sequentially and up 106 percent from $0.16 in the fourth quarter of 2002.
    "We ended the year on a high note as ongoing strength in emerging markets coupled with improving demand in established markets drove revenue to record levels," said Craig R. Barrett, Intel chief executive officer. "Intel's substantial investments in capital and R&D over the past few years allowed us to ship record microprocessor units in 2003 and introduce exciting new products such as Intel(R) Centrino(TM) mobile technology.
    "In 2004, our focus will be to drive double-digit growth through technology leadership and global market expansion, and by pursuing adjacent opportunities in communications and the digital home, while using our 90-nanometer and 300-millimeter factories to reduce costs and improve profitability."
    The fourth quarter 2003 results included the impact of a $611-million goodwill write-down related to the Wireless Communications and Computing Group (WCCG). At the time of the fourth-quarter Business Update, the company also anticipated a tax benefit of approximately $200 million related to a divestiture. Due to an additional divestiture that closed during the quarter, the tax benefit increased by $420 million, or approximately $0.06 more than anticipated. Intel's third-quarter results included a tax benefit of $125 million related to a divestiture, and last year's fourth-quarter results included a tax benefit of approximately $75 million related to divestitures.

    Full-Year Results

    Revenue for 2003 was $30.1 billion, up 13 percent from $26.8 billion in 2002. Net income was $5.6 billion, up 81 percent from $3.1 billion in 2002. Earnings per share were $0.85, up 85 percent from $0.46 in 2002.
    For the year, the company paid cash dividends of $524 million, or $0.08 per share, and used $4.0 billion in cash to repurchase approximately 176 million shares of common stock.

    BUSINESS OUTLOOK

    The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any mergers, acquisitions, divestitures or other business combinations that may be completed after Jan. 13, 2004.

    -- Revenue in the first quarter is expected to be between $7.9 billion and $8.5 billion.

    -- Gross margin percentage in the first quarter is expected to be approximately 60 percent, plus or minus a couple of points. Intel's gross margin percentage varies primarily with revenue levels, product mix and pricing, changes in unit costs and inventory valuation, capacity utilization, and the timing of factory ramps and associated costs.

    -- Gross margin percentage for 2004 is expected to be approximately 62 percent, plus or minus a few points, as compared to 57 percent in 2003.

    -- Expenses (R&D plus MG&A) in the first quarter are expected to be approximately $2.3 billion. Expenses, particularly certain marketing- and compensation-related expenses, vary depending on the level of revenue and profits.

    -- R&D spending is expected to be approximately $4.8 billion in 2004, as compared to $4.4 billion in 2003. The expected increase in R&D spending is primarily driven by development of the company's next-generation 65-nm process technology, scheduled for production in 2005 on 300-mm wafers.

    -- Capital spending for 2004 is expected to be between $3.6 billion and $4.0 billion, as compared to $3.7 billion in 2003. Intel's capital equipment spending is primarily targeted at 300-mm technology, which is providing the company with ongoing capital efficiency improvements.

    -- Gains from equity investments and interest and other in the first quarter are expected to be approximately $35 million.

    -- The tax rate for 2004 is expected to be approximately 32 percent. The tax rate expectation is based on current tax law and current expected income, and assumes Intel will continue to receive tax benefits for export sales. The tax rate may be affected by the closing of acquisitions or divestitures, the jurisdiction in which profits are determined to be earned and taxed, and the ability to realize deferred tax assets.

    -- Depreciation is expected to be between $1.1 billion and $1.2 billion in the first quarter and approximately $4.6 billion for the year.

    -- Amortization of acquisition-related intangibles and costs is expected to be approximately $60 million in the first quarter and approximately $170 million for the full year.

    The statements in this document that refer to plans and expectations for the first quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. A number of factors in addition to those discussed above could cause actual results to differ materially from expectations. Demand for Intel's products, which impacts revenue and the gross margin percentage, is affected by business and economic conditions, as well as computing and communications industry trends, and changes in customer order patterns. Intel conducts much of its manufacturing, assembly and test, and sales activities outside the United States and is thus subject to a number of other factors, including currency controls and fluctuations, tariff and import regulations, and regulatory requirements which may limit our or our customers' ability to manufacture, assemble and test, or sell products in particular countries. If terrorist activity, armed conflict, civil or military unrest or political instability occurs in the United States, Israel or other locations, such events may disrupt manufacturing, assembly and test, logistics, security and communications, and could also result in reduced demand for Intel's products. The impacts of major health concerns, or of large-scale outages or interruptions of service from utility or other infrastructure providers, on Intel, its suppliers, customers or other third parties could also adversely affect our business and impact our customer order patterns. Revenue and the gross margin percentage are affected by competing chip architectures and manufacturing technologies, competing software-compatible microprocessors, pricing pressures and other competitive factors, as well as market acceptance of Intel's new products, availability of sufficient inventory to meet demand, availability of externally purchased components, and development and timing of compelling software applications and operating systems that take advantage of the features of our products. Future revenue is also dependent on continuing technological advancement, including developing and implementing new processes and strategic products, as well as the timing of new product introductions, sustaining and growing new businesses and integrating and operating any acquired businesses. The gross margin percentage could also be affected by the execution of the manufacturing ramp, excess manufacturing capacity, excess or obsolete inventory, variations in inventory valuation and impairment of manufacturing assets. The expectation regarding gains or losses from equity securities and interest and other assumes no unanticipated events and varies depending on equity market levels and volatility, gains or losses realized on the sale or exchange of securities, impairment charges related to non-marketable and other investments, interest rates, cash balances, and changes in fair value of derivative instruments. Expectations of impairment charges on investments are based on experience, and it is not possible to know which specific investments are likely to be impaired or the extent or timing of individual impairments. Results could also be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation, such as that described in Intel's SEC reports, as well as other risk factors listed in Intel's SEC reports, including the report on Form 10-Q for the quarter ended Sept. 27, 2003.

    Status of Business Outlook and Mid-Quarter Business Update

    During the quarter, Intel's corporate representatives may reiterate the Business Outlook during private meetings with investors, investment analysts, the media and others. Intel intends to publish a Mid-Quarter Business Update on March 4. From the close of business on Feb. 27 until publication of the Update, Intel will observe a "Quiet Period" during which the Outlook and the company's filings with the SEC on Forms 10-K and 10-Q should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. For more information about the Outlook, Update and related Quiet Periods, please refer to the Outlook section of the Web site at www.intc.com.

    FOURTH QUARTER REVIEW AND RECENT HIGHLIGHTS

    Financial Review

    -- The gross margin percentage for the fourth quarter was 63.6 percent, higher than the company's revised expectation of 62 percent, plus or minus a point primarily due to higher revenue. The gross margin percentage was higher than 58.2 percent in the third quarter primarily due to higher revenue, as well as higher inventory as the company's Prescott processor qualified for shipment, and lower unit and start-up costs.

    -- The effective tax rate for the fourth quarter was 15.8 percent, lower than the company's revised expectation of approximately 32 percent. At the time of its Mid-Quarter Business Update, the company anticipated the realization of a tax benefit related to the divestiture of real estate assets through the sale of the stock of Dialogic Corp. Later in the quarter, the company also completed a divestiture of certain intellectual property assets through the sale of the stock of DSP Communications Inc.

    -- During the quarter, the company used $2.0 billion in cash to repurchase approximately 61 million shares of common stock under an ongoing program. The company did not repurchase shares during the third quarter. As of the end of the fourth quarter, the company is authorized to repurchase an additional 414 million shares under the program.

    Key Product Trends (Sequential)

    -- Intel Architecture microprocessor units set a record. The average selling price was slightly higher primarily due to a richer mix within server processors.

    --  Chipset units were approximately flat and at record levels.

    --  Motherboard units set a record.

    --  Flash memory units were approximately flat.

    -- Ethernet connectivity product units were higher and at record levels.

    Intel Architecture Business

    For the desktop, Intel began shipments of the Pentium(R) 4 processor Extreme Edition at 3.2 GHz which brings Hyper-Threading Technology and an additional 2 Mbytes of cache memory to demanding PC gamers and computing enthusiasts. During the fourth quarter, Intel also began shipping the company's first 90-nm microprocessor, code-named Prescott, which is being ramped in high volume.
    In mobile, the company introduced the Celeron(R) M processor, the first value processor based on the company's Banias microarchitecture for mobile computing. Intel also introduced the Mobile Celeron processor at 2.50 GHz along with a 2.8-GHz Celeron processor for use in mobile and desktop systems. Intel now expects the company's first 90-nm mobile microprocessor, code-named Dothan, to be shipped during the second quarter, later than originally planned due to circuit modifications that needed to be made prior to the volume manufacturing ramp.
    For the digital home, Intel announced development of the Entertainment PC, a slim, remote-control-based device that connects to consumer TV systems. Entertainment PCs are expected to be available from PC manufacturers in mid-2004 for below $800, giving consumers the ability to store and wirelessly share digital music, photos, videos and 3-D games in the home. The company also announced the $200-million Intel(R) Digital Home Fund, which will invest in companies developing hardware and software technologies for driving the convergence of PC and consumer electronics applications. Intel demonstrated a new Liquid Crystal On Silicon technology designed to enable HDTV displays with higher image quality and lower cost than current displays.
    In enterprise computing, a number of customers around the world adopted Itanium(R) 2-based servers, including CompUSA, Fiat Group, First Trust Corporation, the ING Group, the Koehler Group of Germany and Korean telecommunications provider KT. The Itanium 2 processor extended its performance leadership by achieving the industry's first TPC-C benchmark result exceeding 1 million transactions per minute. In high-performance computing, the number of Intel processor-based systems in the TOP500(1) list grew by nearly 50 percent over a six month period, with supercomputers based on Intel processors outnumbering those based on RISC processors for the first time.

    Wireless Communications and Computing Group

    In flash, the company ramped shipments of its latest Intel StrataFlash(R) memory for high-end cellular phones into volume, enabling the company to transition the majority of its flash bit shipments from 0.18-micron technology to 0.13-micron technology during the quarter.
    In applications processing, Motorola and Samsung announced new cellular phones based on Intel XScale(R) technology-based processors. Motorola announced its new A760 smart phone based on the Intel(R) PXA 262 processor with 256 Mbytes of stacked Intel StrataFlash memory. Samsung introduced a variety of new products based on the Intel(R) PXA255 processor, including its SGH-i700 smart phone.
    The Linksys division of Cisco Systems featured its Wireless Digital Media Adapter based on the Intel PXA(R) 250 processor during the 2003 holiday selling season, allowing consumers to experience PC-based digital photos and music on traditional TV and stereo equipment. Intel announced it is working with Creative Labs, iRiver America and Samsung to help deliver a new category of Portable Media Players based on Intel XScale technology for the high-quality playback of authorized music, photo and movie content.
    Intel and Sony Music Entertainment announced plans to enable users to access high-quality music, images, videos and other Sony Music Entertainment content on Intel-based cell phones and PDAs. Intel and iAnywhere Solutions, a subsidiary of Sybase, announced plans to develop mobile software for small-to-medium businesses. The companies also introduced a toolkit that helps software developers create applications for mobile PC and Wi-Fi users.

    Intel Communications Group

    In wireless, the company introduced a dual-mode 802.11a/b wireless network connection for notebook PCs based on Intel Centrino mobile technology. The new product adds a higher Wi-Fi speed offering within the Intel Centrino mobile technology product line, which previously included only 802.11b capability. Intel also began shipments of a new 802.11b/g connection to appear in systems based on Intel Centrino mobile technology during the first quarter of 2004.
    In optical, network storage company QLogic chose Intel's 10-gigabit-per-second optical transceiver for use in its SANbox 5200(1) product, the storage industry's first Fibre Channel stackable switch.
    Intel announced plans to combine its communications-related businesses into a single organization called the Intel Communications Group. The new organization will assume the product portfolio of the former Wireless Communications and Computing Group, including flash memories, processors based on Intel XScale technology, and chipsets and signal processing activities related to the Intel(R) Personal Internet Client Architecture (Intel(R) PCA).

    Technology and Manufacturing Group

    Intel announced that it has built fully functional SRAM chips using 65-nm technology, its next-generation high-volume semiconductor manufacturing process. Intel is scheduled to bring its 65-nm technology into production in 2005 on 300-mm wafers.
    The company also announced it has identified new materials for future transistors designed to replace materials that have been in use for over 30 years. Intel's researchers have developed high-performance transistors using a new high-k gate dielectric along with new metals for the transistor gate. The company may integrate the new materials into its high-volume manufacturing technology in the 2007 timeframe, enabling transistors with significantly lower levels of current leakage for lower power consumption and heat dissipation.

    EARNINGS WEBCAST

    Intel will hold a public webcast at 2:30 p.m. PST today on its Investor Relations Web site at www.intc.com. A replay of the webcast will be available until April 13.
    Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking and communications products.
Additional information about Intel is available at www.intel.com/pressroom.

    Intel, Intel Centrino, Pentium, Celeron, Itanium, Intel
StrataFlash, Intel XScale, Intel Personal Internet Client Architecture and Intel PCA are trademarks or registered trademarks of Intel
Corporation or its subsidiaries in the United States and other countries.

    (1) Other names and brands may be claimed as the property of others.



                          INTEL CORPORATION
             CONSOLIDATED SUMMARY INCOME STATEMENT DATA
               (In millions, except per share amounts)

                                  Three Months       Twelve Months
                                      Ended               Ended
                                -----------------   -----------------
                                Dec. 27, Dec. 28,   Dec. 27, Dec. 28,
                                  2003     2002       2003     2002
                                -------- --------   -------- --------
NET REVENUE                     $ 8,741  $ 7,160    $30,141  $26,764
Cost of sales                     3,185    3,464     13,047   13,446
                                -------- --------   -------- --------
GROSS MARGIN                      5,556    3,696     17,094   13,318
                                -------- --------   -------- --------

Research and development          1,177    1,022      4,360    4,034
Marketing, general and
 administrative                   1,141    1,104      4,278    4,334
Impairment of goodwill              611        -        617        -
Amortization and impairment of
 acquisition-related
 intangibles and costs               65      106        301      548
Purchased in-process research
 and development                      -        -          5       20
                                -------- --------   -------- --------
OPERATING EXPENSES                2,994    2,232      9,561    8,936
                                -------- --------   -------- --------
OPERATING INCOME                  2,562    1,464      7,533    4,382
Losses on equity securities,
 net                                (35)    (171)      (283)    (372)
Interest and other, net              53       54        192      194
                                -------- --------   -------- --------
INCOME BEFORE TAXES               2,580    1,347      7,442    4,204
Income taxes                        407      298      1,801    1,087
                                -------- --------   -------- --------
NET INCOME                      $ 2,173  $ 1,049    $ 5,641  $ 3,117
                                ======== ========   ======== ========

BASIC EARNINGS PER SHARE        $  0.33  $  0.16    $  0.86  $  0.47
                                ======== ========   ======== ========
DILUTED EARNINGS PER SHARE      $  0.33  $  0.16    $  0.85  $  0.46
                                ======== ========   ======== ========

COMMON SHARES OUTSTANDING         6,512    6,598      6,527    6,651
COMMON SHARES ASSUMING DILUTION   6,671    6,660      6,621    6,759


                          INTEL CORPORATION
               CONSOLIDATED SUMMARY BALANCE SHEET DATA
                            (In millions)

                                      Dec. 27,   Sept. 27,   Dec. 28,
                                         2003       2003       2002
                                     ----------- ---------- ----------
CURRENT ASSETS
Cash and short-term investments      $   13,539  $  13,038  $  10,786
Trading assets                            2,625      2,402      1,801
Accounts receivable                       2,960      3,290      2,574
Inventories:
  Raw materials                             333        273        223
  Work in process                         1,490      1,247      1,365
  Finished goods                            696        705        688
                                     ----------- ---------- ----------
                                          2,519      2,225      2,276

Deferred tax assets and other             1,239      1,383      1,488
                                     ----------- ---------- ----------
  Total current assets                   22,882     22,338     18,925

Property, plant and equipment, net       16,661     17,220     17,847
Marketable strategic equity
 securities                                 514        561         56
Other long-term investments               1,866      1,134      1,178
Goodwill                                  3,705      4,317      4,330
Other assets                              1,515      1,433      1,888
                                     ----------- ---------- ----------

 TOTAL ASSETS                        $   47,143  $  47,003  $  44,224
                                     =========== ========== ==========

CURRENT LIABILITIES
Short-term debt                      $      224  $     352  $     436
Accounts payable and accrued
 liabilities                              5,237      4,751      4,527
Deferred income on shipments to
 distributors                               633        696        475
Income taxes payable                        785      1,470      1,157
                                     ----------- ---------- ----------
 Total current liabilities                6,879      7,269      6,595
LONG-TERM DEBT                              936        882        929
DEFERRED TAX LIABILITIES                  1,482      1,491      1,232

STOCKHOLDERS' EQUITY                     37,846     37,361     35,468
                                     ----------- ---------- ----------

  TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY              $   47,143  $  47,003  $  44,224
                                     =========== ========== ==========


                          INTEL CORPORATION
             SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
                            (In millions)

                                          Q4 2003   Q3 2003   Q4 2002
                                         --------- --------- ---------
GEOGRAPHIC REVENUE:
Americas                                   $2,356    $2,168    $2,161
                                               27%       28%       30%
Asia-Pacific                               $3,475    $3,266    $2,741
                                               40%       42%       38%
Europe                                     $2,126    $1,683    $1,772
                                               24%       21%       25%
Japan                                        $784      $716      $486
                                                9%        9%        7%

CASH INVESTMENTS:
Cash and short-term investments           $13,539   $13,038   $10,786
Trading assets - fixed income (1)          $2,321    $2,118    $1,460
                                         -----------------------------
Total cash investments                    $15,860   $15,156   $12,246
INTEL CAPITAL PORTFOLIO:
Trading assets - equity securities (2)         $0        $0       $98
Marketable strategic equity securities       $514      $561       $56
Other strategic investments                  $752      $689      $947
                                         -----------------------------
Total Intel Capital portfolio              $1,266    $1,250    $1,101
TRADING ASSETS:
Trading assets - equity securities
 offsetting deferred compensation (3)        $304      $284      $243
Total trading assets - sum of 1+2+3        $2,625    $2,402    $1,801

SELECTED CASH FLOW INFORMATION:
Depreciation                               $1,177    $1,167    $1,244
Impairment of goodwill                       $611        $0        $0
Amortization and impairment of
 acquisition-related intangibles & costs      $65       $68      $106
Purchased in-process research &
 development                                   $0        $5        $0
Capital spending                            ($707)  ($1,072)  ($1,203)
Stock repurchase program                  ($2,003)       $0   ($1,006)
Proceeds from sales of shares to
 employees, tax benefit & other              $324      $421       $73
Dividends paid                              ($131)    ($131)    ($132)
Net cash used for acquisitions               ($40)     ($21)       $0

SHARE INFORMATION:
Average common shares outstanding           6,512     6,517     6,598
Dilutive effect of stock options              159       108        62
Common shares assuming dilution             6,671     6,625     6,660

STOCK BUYBACK:
  BUYBACK ACTIVITY:
  Shares repurchased                         61.4         -      58.8
  Cumulative shares repurchased           1,886.0   1,824.6   1,710.2

  BUYBACK SUMMARY:
  Shares authorized for buyback           2,300.0   2,300.0   1,820.0
  Increase in authorization                     -         -     480.0
  Cumulative shares repurchased          (1,886.0) (1,824.6) (1,710.2)
  Shares available for buyback              414.0     475.4     589.8

OTHER INFORMATION:
Employees (in thousands)                     79.7      79.1      78.7
Days sales outstanding                         36        37        34


                           INTEL CORPORATION
             SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
                            ($ in millions)

                                              Full Year      Full Year
                             Q4 2003  Q3 2003   2003  Q4 2002   2002
----------------------------------------------------------------------
OPERATING SEGMENT INFORMATION:

Intel Architecture Business
  Revenue                      7,671   6,838   26,102  5,928   22,316
  Operating income             3,732   2,915   10,411  2,001    6,592

----------------------------------------------------------------------
Intel Communications Group
  Revenue                        592     544    2,147    544    2,080
  Operating loss                 (49)    (94)    (426)  (168)    (622)

----------------------------------------------------------------------
Wireless Communications and
 Computing Group
  Revenue                        469     450    1,857    662    2,239
  Operating loss                 (97)   (122)    (432)   (97)    (287)

----------------------------------------------------------------------
All Other
  Revenue                          9       1       35     26      129
  Operating loss              (1,024)   (395)  (2,020)  (272)  (1,301)

----------------------------------------------------------------------
Total
  Revenue                      8,741   7,833   30,141  7,160   26,764
  Operating income             2,562   2,304    7,533  1,464    4,382

----------------------------------------------------------------------


    The Intel Architecture operating segment's products include microprocessors, chipsets and motherboards. The Intel Communications Group's (ICG) products include wired and wireless Ethernet products, network processing components and embedded computing products. The Wireless Communications and Computing Group's (WCCG) products include flash memory, application processors and cellular baseband chipsets for cellular handsets and handheld devices.

    On December 10, 2003, we announced that we would be consolidating certain communications-related businesses within ICG and WCCG into a single organization, the Intel Communications Group. This reorganization is effective for 2004. As the reporting period for this earnings release is as of December 27, 2003, the operating segment results for these communications-related businesses are presented under the organization structure that existed as of December 27, 2003.

    The "all other" category includes acquisition-related costs, including amortization and impairment of acquisition-related intangibles, in- process research and development and the fourth quarter of 2003 charge for impairment of goodwill of $611 million. In addition, "all other" includes certain corporate-level costs and operating expenses, including a portion of profit-dependent bonus and other expenses that are not allocated to the operating segments. The results for 2002 included an impairment of identified intangible assets of $127 million as well as a charge of $106 million related to the wind down of the Web hosting business.


                          INTEL CORPORATION
                 INTEL ARCHITECTURE BUSINESS REVENUE
                            (In millions)

                                                            Full Year
                         Q4 2003  Q3 2003  Q2 2003  Q1 2003    2003
                        ----------------------------------------------

Microprocessor revenue  $  6,488 $  5,698 $  4,829 $  4,852 $  21,867

Chipset, motherboard
 and other revenue         1,183    1,140    1,004      908     4,235
                        ----------------------------------------------

Total revenue           $  7,671 $  6,838 $  5,833 $  5,760 $  26,102



                                                            Full Year
                         Q4 2002  Q3 2002  Q2 2002  Q1 2002    2002
                        ----------------------------------------------

Microprocessor revenue  $  4,968 $  4,518 $  4,367 $  4,805 $  18,658

Chipset, motherboard
 and other revenue           960      889      846      963     3,658
                        ----------------------------------------------

Total revenue           $  5,928 $  5,407 $  5,213 $  5,768 $  22,316